Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael J. Zugay
Sr. Vice President & CFO
412-787-9590
mzugay@igate.com

iGATE Corporation Reports

Year-Over-Year Net Income Growth of 79%

iGS Subsidiary Reports Revenue Growth of 17% Year-Over-Year and 7% Sequentially

PITTSBURGH, PENNSYLVANIA – March 10, 2008 – iGATE Corporation (Nasdaq:IGTE), a global provider of IT and BPO services, today announced its fourth-quarter and year-end financial results for the period ended December 31, 2007.

Fourth-Quarter Highlights and Recent Developments

•	Consolidated revenues increased 6.7% year-over-year and 4.6% sequentially.

•	iGATE Global Solutions (“iGS”), iGATE’s offshore services subsidiary, reported record quarterly revenue of $52.8 million, an increase of 11.3% year-over-year and 6.6% sequentially.

•	iGS gross margin increased 240 basis points to 34.9% from 32.5% in the previous quarter.

•	iGS signed a strategic IT partnership services agreement with Union Bank of California, the 25th largest bank in the USA.

•	iGS income from operations was the highest in the Company’s history at $6.5 million.

•	Consolidated net cash provided by operations was $15.4 million.

•	iGATE announced plans to divest its Professional Services business (“iPS”).

Full-Year Highlights

•	Consolidated net income for the year increased 79.1% to $15.6 million from $8.7 million in 2006.

•	Consolidated revenues increased 8.3% to a six-year high of $307.3 million.

•	Net cash provided by operations was a substantial $36.9 million.

•	iGS added a total of 15 new clients, 8 of which are Global 2000 companies.

Fourth-Quarter Results

Revenues:

Consolidated revenues increased to $79.6 million, or 6.7%, from the same period last year and 4.6% from the sequential quarter. The consolidated revenue increase was due to significantly higher revenues at the Company’s iGS segment.

Fourth-quarter iGS segment revenues reached an all-time high and represents the twelfth consecutive quarter of sequential revenue growth. Revenues for the segment increased 11.3% to $52.8 million from $47.4 million in the same period last year and increased 6.6% from $49.6 million in the sequential quarter. The revenue increase was due to steadily increasing volumes from clients added during the last three years and modest billing rate increases. Resource utilization rates for the period were equivalent to the previous quarter.

iPS segment revenues for the fourth quarter were $26.0 million and were equivalent to the sequential quarter, but declined 2.8% from the same period last year. The year-over-year revenue decline was due to a number of projects ending in the quarter and lower utilization rates.

Gross Margin:

Consolidated gross profit margin improved to 30.1% from 29.0% in the sequential quarter and from 28.1% in the same quarter last year. This improvement was driven by a higher mix of revenues from the more profitable iGS segment. The iGS segment contributed 66% to fourth-quarter consolidated revenues compared with 64% in the year earlier quarter.

iGS segment gross profit margin for the fourth quarter increased 240 basis points to 34.9% from 32.5% in the sequential quarter and from 30.7% in the same quarter last year. The sequential improvement was the result of higher average billing rates of approximately 2% and an expansion of higher value services with clients added during the past three years.

iPS segment gross profit margin decreased 210 basis points to 19.6% from 21.7% in the sequential quarter and decreased 390 basis points from 23.5% in the same quarter last year. The declines were due to a combination of factors including a mix of lower margin business, lower utilization rates and pricing pressures in the staffing industry.

SG&A:

Selling, general and administrative (SG&A) expense increased to $18.6 million from $17.1 million in the sequential quarter and from $17.7 million reported in the fourth quarter of 2006. The sequential increase was primarily due to higher marketing costs and deferred stock compensation expense at iGS and incremental expenses for outside advisory services directly related to the Company’s review of various strategic alternatives. The increase from the fourth quarter of 2006 was also primarily due to these same factors. As a percentage of revenue, SG&A expense increased to 23.3% from 22.4% in the previous quarter.

The iGS segment SG&A expenses increased from $10.9 million in the sequential quarter and $11.2 million in the previous year’s quarter to $11.9 million. This increase was due to a customer marketing conference held late in the year and additional deferred stock compensation expense related to FAS 123R. As a percentage of revenues, SG&A expenses slightly increased over the previous quarter to 22.6% from 22.0%

iPS segment SG&A costs increased to 14.2% of revenue compared with 13.6% in the previous quarter and decreased from 14.5% in the same quarter last year. The sequential increase was the direct result of favorable bad debt recoveries that were recorded in the previous quarter.

SG&A costs in the Shared Services segment increased approximately $0.3 million from both the prior quarter and the previous year’s quarter and this was primarily due to higher legal, tax and outside advisory expenses related to a review of various strategic alternatives at the corporate level.

Operating Income:

Consolidated income from operations was $4.7 million and included an unfavorable impact of $0.8 million related to a corporate restructuring charge. Income from operations, excluding this restructuring charge, was $5.4 million, an increase of $0.4 million when compared to the prior quarter of $5.0 million. Income from operations from the previous year’s quarter of $5.7 million included a favorable impact of $2.5 million from a reversal of a previously recorded restructuring charge for a long-term lease obligation in the UK.

The iGS segment reported its third consecutive quarter of significant increase in income from operations on both a sequential and year-over-year basis. Income from operations for the segment, increased to $6.5 million from $5.2 million in the previous quarter and from $3.4 million in the same quarter last year, excluding the favorable $2.5 million impact discussed above. The improvement was due largely to higher revenues and gross profit margins.

iPS segment income from operations for the quarter was $1.4 million, which was lower than the $2.1 million in the previous quarter and the $2.4 million reported in the fourth quarter last year. The decline from both periods was due to much lower gross margins for the reasons previously discussed.

Net Income:

Net income for the quarter was $4.9 million, or $0.09 per diluted share, an increase from $4.3 million, or $0.08 per diluted share, in the previous quarter. This year’s fourth quarter also included the unfavorable impact of the $0.8 million for the corporate level restructuring charge.

Management Comments:

“We are very pleased to have achieved significant and steady progress on key financial, operational and strategic initiatives during the year,” stated Sunil Wadhwani, Chief Executive Officer and Co-Founder of iGATE Corporation. “As expected, revenue and profit levels for 2007 significantly exceeded 2006 results. Our success at iGS has enabled the Company to embark upon several key strategic initiatives with the objective of increasing shareholder value.”

Phaneesh Murthy, the CEO of iGS stated, “Revenues and profitability at our iGS subsidiary continue to reach record levels in each sequential quarter. We made steady progress improving gross profit margins at iGS and this has led to the significant improvement in iGS operating income during the past three quarters.”

Ashok Trivedi, President and Co-Founder of iGATE Corporation stated, “A major improvement at iGS has been their recent success in the human resource area. The Company scored very highly in three separate employee surveys in India. It was recognized as the No. 1 Employer of Choice in India in the IT sector by CNBC, it was ranked No. 3 in the DQ-IDC Best IT Employer Survey and it was also ranked as the 6th best company to work for in the Business Today-Mercer survey.”

Year-to-Date Results

Revenues:

Consolidated revenues for the year ended December 31, 2007 increased 8.3% to $307.3 million. The revenue growth in 2007 was driven largely by a 17.2% increase in iGS segment revenues to $198.8 million from $169.6 million in 2006. The annual revenue growth was the result of expanding volumes, projects and billing rates from new and existing iGS clients added during the past three years.

Gross Margin:

Consolidated gross margin for 2007 improved to 29.0% from 25.9% last year and this improvement was entirely due to the performance at iGS. iGS’s results were due to high average billing rates and the continued expansion of higher value services to existing clients.

SG&A:

SG&A expense for 2007 was $71.4 million, or 23.3% of revenue, compared to $69.6 million, or 24.5% of revenue reported last year. SG&A expense for the prior year included a $1.1 million liability reserve recorded in the Company’s iPS segment for a legal settlement. This liability pertained to the payment of overtime compensation on one specific iPS project.

Net Income:

Net income for 2007 increased 79.1% to $15.6 million, or $0.29 per diluted share compared to $8.7 million, or $0.16 per diluted share, last year. Net income for 2007 included one time costs of $2.7 million, including a goodwill impairment write down of $1.9 million and a $0.8 million restructuring charge. Net income for 2006 included net favorable one time items totaling $3.7 million. This included $3.1 million related to restructuring charge recoveries and a $0.6 million gain on the sale of a venture investment. Excluding these one time items, net income increased from $5.0 million in 2006 to $18.3 million in 2007.

Operating Segment Highlights

iGATE Global Solutions (iGS)

•	Fourth-quarter revenues were at a record high, increasing 6.6% to $52.8 million from $49.6 million in the sequential quarter and increasing 11.3% from $47.4 million in last year’s fourth quarter.

•	Income from operations was $6.5 million, another all-time record high.

•	Three new clients were added during the quarter, including one Global 2000 client.

•	Offshore/onsite billing volume ratio improved to 77:23 compared with 73:27 in the prior year period.

•	Offshore revenues contributed 49.6% to total fourth-quarter IT services revenue compared with 48.5% in the third quarter.

•	A net 282 employees were added during the fourth quarter, including 278 billable employees. As of December 31, 2007, total employees at iGS were 6,259.

iGATE Professional Services (iPS)

•	Cash flow provided by operating activities for the segment totaled $10.4 million for 2007.

Cash Flow & Balance Sheet

Consolidated net cash flow provided from operations was $36.9 million for 2007, as compared to $14.5 million in 2006.

Depreciation and amortization expense was $2.7 million for the quarter and $11.0 million for 2007. Capital expenditures for the quarter were $1.4 million and $8.5 million for the year.

The Company continues to maintain a strong balance sheet. At December 31, 2007, the Company had $75.0 million in cash and short-term investments and no outstanding borrowings.

Days sales outstanding decreased from 67 days at the end of 2006 to 61 days at December 31, 2007.

Management Changes

As previously announced, the Company has named Phaneesh Murthy as Chief Executive Officer effective April 1, 2008. Phaneesh will take over the role from Sunil Wadhwani, Chief Executive Officer of the Company since its founding in 1987. Phaneesh has served as the Chief Executive Officer of iGS since 2003, and was previously Head of Global Sales and Marketing for Infosys Technologies.

Ramachandran Natesan, the current Chief Financial Officer of iGS has also been appointed Chief Financial Officer of the Company, effective April 1, 2008. Ramachandran will replace Michael J. Zugay who will retire after 13 years of service with the Company.

Outlook

“During 2008, one of our priorities will be to divest our non-core Professional Services business through a sale or a spin-off,” stated Mr. Wadhwani. “This, combined with the recent successful completion of the stock buyback and delisting of iGS on the Indian stock exchanges, will give the Company a singular focus — offshore services, a clean capital structure, and one public listing in the US. We believe this will significantly enhance shareholder value over the long term.”

Phaneesh Murthy, stated, “We remain confident in the favorable trends that have been developing in our core offshore business during the past several quarters. We expect revenues and operating profits for 2008 at iGS to continue to grow. During the 2008 second quarter, we are anticipating another annual wage increase which will temporarily depress gross profit and operating margins. According to recent industry salary surveys, wage increases in India are ranging from 12% to 15% and we expect our increases to fall within that range. We will continue to aggressively seek business from new Global 2000 clients and to expand gross profit margins in order to meet our goals of generating stronger revenue growth and higher and sustainable operating profit. We continue to identify opportunities to gain new clients, expand projects with existing clients and to tap revenue growth opportunities available with our broad base of non-top 10 clients.”

Conference Call

iGATE will host a telephone conference call to discuss the fourth-quarter and year-end financial results on Monday, March 10, 2008 at 11:30 a.m. ET. A live webcast of this conference call will be available on the company’s website, www.igatecorp.com. Simply click on the investor relations section and follow the links to the live webcast. The webcast will remain available for replay through March 17, 2008.

About iGATE Corporation:

Pittsburgh, Pennsylvania-based iGATE Corporation (Nasdaq:IGTE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary, iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, systems integration, package evaluation, and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

The Company services more than 300 clients across five continents. Clients rely on iGATE for high quality service, responsiveness, and cost-effective global reach. More information about iGATE is available at http://www.igatecorp.com.

Forward-Looking Statements

Some of the statements contained in this news release that are not historical facts are forward-looking statements. These forward-looking statements include the company’s financial, growth and liquidity projections as well as statements concerning the company’s plans, strategies, intentions and beliefs concerning business cash flows, costs and the markets in which it operates and the proposed divestiture of its Professional Services business. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to the company and it assumes no obligation to update the forward statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from the forward-looking statements. These risks include, but are not limited to, the company’s ability to predict its financial performance, the level of market demand for its services, the highly-competitive market for the types of services offered by the company, the impact of competitive factors on profit margins, market conditions that could cause the company’s customers to reduce their spending for its services, the company’s ability to create, acquire and build new businesses and to grow existing businesses, attract and retain qualified personnel, reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in the company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2006.

iGATE CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

(dollars in thousands)

	December 31, 2007 (unaudited)	December 31, 2006 (audited)
ASSETS
Current assets:
Cash and cash equivalents	$49,684	$52,154
Short term investments	25,295	31,826
Accounts receivable, net	52,313	53,378
Prepaid and other current assets	12,655	7,700
Prepaid income taxes	998	380
Deferred income taxes	703	1,111

Total current assets	141,648	146,549

Investments in unconsolidated affiliates	1,005	1,398
Land, building, equipment and leasehold improvements, net	35,706	29,867
Goodwill	44,861	11,014
Intangible assets, net	1,003	1,946

Total assets	$224,223	$190,774

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,190	$4,997
Accrued payroll and related costs	18,618	17,966
Accrued income taxes	661	646
Other accrued liabilities	18,671	8,591
Restructuring reserve	1,058	497
Deferred revenue	684	465

Total current liabilities	45,882	33,162

Other long term liabilities	536	406
Deferred income taxes	7,103	9,483

Total liabilities	53,521	43,051

Minority interest	6,437	14,372

Shareholders' equity:
Common Stock, par value $0.01 per share	546	540
Additional paid-in capital	174,056	167,626
Retained deficit	(6,026)	(21,037)
Common stock in treasury, at cost	(14,714)	(14,714)
Accumulated other comprehensive income	10,403	936

Total shareholders' equity	164,265	133,351

Total liabilities and shareholders' equity	$224,223	$190,774

iGATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
Revenues	$79,618	$74,616	$307,258	$283,588
Cost of revenues	55,619	53,652	218,249	210,212

Gross margin	23,999	20,964	89,009	73,376
Selling, general and administrative	18,580	17,749	71,442	69,620
Restructuring charge (recovery)	769	(2,507)	769	(3,062)
Goodwill impairment	—	—	1,950	—

Income from operations	4,650	5,722	14,848	6,818
Other income, net	1,175	1,984	6,038	3,992
Minority interest	(1,026)	(764)	(2,992)	(752)
Gain (loss) on venture investments and affiliated companies, net	—	44	(193)	578
Gain on sale of stock of subsidiaries	136	—	136	—
Equity in (loss) income of affiliated companies	(192)	51	29	317

Income before income taxes	4,743	7,037	17,866	10,953
Income tax (benefit) expense	(112)	560	2,281	2,249

Net income	$4,855	$6,477	$15,585	$8,704

Net earnings per common share, Basic:	$0.09	$0.12	$0.29	$0.16

Net earnings per common share, Diluted:	$0.09	$0.12	$0.29	$0.16

Weighted average common shares outstanding, Basic	53,627	53,008	53,333	52,939

Weighted average dilutive common equivalent shares outstanding	54,443	53,473	53,972	53,278

iGATE CORPORATION

OPERATING SEGMENT RESULTS

(dollars in thousands)

(unaudited)

Three months ended September 30, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$49,559	$25,919	$668	$76,146
Cost of revenues	33,458	20,290	302	54,050

Gross margin	16,101	5,629	366	22,096
Selling, general and administrative	10,901	3,516	2,654	17,071

Income (loss) from operations	$5,200	$2,113	(2,288)	5,025

Other income, net			846	846
Minority interest			(653)	(653)
Gain on venture investments and affiliated companies			407	407
Equity in income of affiliated companies			94	94

(Loss) income before income taxes			$(1,594)	$5,719

Three months ended December 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$52,817	$26,044	$757	$79,618
Cost of revenues	34,366	20,947	306	55,619

Gross margin	18,451	5,097	451	23,999
Selling, general and administrative	11,930	3,709	2,941	18,580
Restructuring charge	—	—	769	769

Income (loss) from operations	$6,521	$1,388	(3,259)	4,650

Other income, net			1,175	1,175
Minority interest			(1,026)	(1,026)
Gain on sale of stock of subsidiaries			136	136
Equity in loss of affiliated companies			(192)	(192)

(Loss) income before income taxes			$(3,166)	$4,743

Twelve months ended December 31, 2007	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$198,818	$106,050	$2,390	$307,258
Cost of revenues	133,783	83,253	1,213	218,249

Gross margin	65,035	22,797	1,177	89,009
Selling, general and administrative	45,922	14,833	10,687	71,442
Restructuring charge	—	—	769	769
Goodwill impairment	1,950	—	—	1,950

Income (loss) from operations	$17,163	$7,964	(10,279)	14,848

Other income, net			6,038	6,038
Minority interest			(2,992)	(2,992)
Loss on venture investments and affiliated companies			(193)	(193)
Gain on sale of stock of subsidiaries			136	136
Equity in income of affiliated companies			29	29

(Loss) income before income taxes			$(7,261)	$17,866

Three months ended December 31, 2006	iGate Solutions	iGate Professional Services	iGate Shared Services	Total
External revenues	$47,448	$26,808	$360	$74,616
Cost of revenues	32,885	20,519	248	53,652

Gross margin	14,563	6,289	112	20,964
Selling, general and administrative	11,161	3,891	2,697	17,749
Restructuring recovery	(2,507)	—	—	(2,507)

Income (loss) from operations	$5,909	$2,398	(2,585)	5,722

Other income, net			1,984	1,984
Minority interest			(764)	(764)
Gain on venture investments and affiliated companies			44	44
Equity in income of affiliated companies			51	51

(Loss) income before income taxes			$(1,270)	$7,037